Exhibit (a)(1)(f)

FORM AMENDMENT TO STOCK OPTION AGREEMENTS

FOSSIL, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

Fossil, Inc. (the “Company”) and [NAME] (the “Optionee”) are parties to the stock option agreements described on Exhibit A (the “Agreements”) granting the Optionee options (the “Options”) to purchase shares (the “Shares”) of the Company’s common stock, par value $.01 per share, subject to the terms of the 2004 Long-Term Incentive Plan of Fossil, Inc. (the “Plan”) identified on Exhibit A.

1.                                       Modification of Exercise Price. As of September 11, 2007, the exercise prices per Share set forth in the Agreements shall be amended to the New Exercise Prices per Share set forth on Exhibit A:

2.                                       Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect and the Options set forth on Exhibit A shall be exercisable in accordance with the terms contained therein and in the Plan.

3.                                       Cash Payment. In consideration for this Amendment, the Company agrees to pay the Optionee the cash payment set forth on Exhibit A in a single lump sum payment in 2008, less applicable tax withholdings.

4.                                       Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) represents the entire agreement of the parties, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of the Agreements.

5.                                       Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6.                                       Tax Matters. The Optionee is hereby advised to consult his or her own tax advisor regarding the tax consequences of this Amendment, including, without limitation, any possible tax consequences of this Amendment under Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, this instrument is executed as of September [     ], 2007.

OPTIONEE	FOSSIL, INC.

Signature	By:

Print Name	Title:

EXHIBIT A

Governing Stock Option Plan	Option Grant Date	Number of Options Amended	New Exercise Price Per Share	Cash Payment

2004 Long-Term Incentive Plan